                                                               EXHIBIT 99.(H)(3)

                       TRANSFER AGENT SERVICING AGREEMENT


         THIS AGREEMENT is made and entered into as of this 19th day of October, 2001, by and between Hotchkis and Wiley Funds, a Delaware business trust (the "Trust") and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company ("FMFS").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, FMFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

         WHEREAS, the Trust desires to retain FMFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT OF FMFS AS TRANSFER AGENT

                  The Trust hereby appoints FMFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.       SERVICES AND DUTIES OF FMFS

                  FMFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) and agent for any broker-dealer selling Fund shares, including but not limited to:

         A. Receive orders for the purchase of shares.

         B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.


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
         C. Arrange for issuance of shares obtained through transfers of funds from Fund shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund's current prospectus ("Prospectus").

         D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

         E. Maintain records sufficient to permit the imposition of contingent deferred sales charges described in the prospectus and pay on behalf of the Trust's Distributor to the broker-dealer the applicable CDSC.

         F. Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

         G. Process transfers of shares in accordance with the shareholder's instructions.

         H. Process exchanges between Funds and conversions of class B to class A shares of Funds.

         I. Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

         J. Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

         K. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

         L. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

         M. Mail shareholder reports and Prospectuses to current shareholders.

         N. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

         O. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders or broker-dealers for all


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

            purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

         P. Maintain records sufficient to calculate redemption fee to be paid by certain shareholders.

         Q. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

         R. Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of the Fund sold in each state. In addition, the Trust or its agent, including FMFS, shall identify to FMFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of FMFS for the Trust's Blue Sky state registration status is solely limited to the initial compliance by the Trust and the reporting of such transactions to the Trust or its agent.

         S. Answer correspondence from shareholders, securities brokers and others relating to FMFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between FMFS and the Trust.

         T. Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which FMFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit C hereto.

3.       COMPENSATION

         FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify FMFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1-1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to FMFS shall only be paid by the investment adviser or out of assets and property of the particular Fund involved.

4.       INDEMNIFICATION; LIMITATION OF LIABILITY

         A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust (the "Board of Trustees" or "Trustees").

            FMFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

            In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

            Notwithstanding the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

5.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         Further, FMFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Graham-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, FMFS will not share any nonpublic personal information concerning any of the Trust's shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

6.       TERM OF AGREEMENT; AMENDMENT

         This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years. Subsequent to the initial two-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

7.       RECORDS

         FMFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

8.       GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

9.       DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records, and other data by such successor.

10.      DATA NECESSARY TO PERFORM SERVICES

         The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

11.      ASSIGNMENT

         This Agreement may not be assigned by either party without the prior written consent of the other party.


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

12.      NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:
         Notice to FMFS shall be sent to:

                  Firstar Mutual Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI  53202

         and notice to the Trust shall be sent to:

                  Hotchkis and Wiley Funds
                  725 S. Figueroa St., 39th Floor
                  Los Angeles, CA  90017


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


HOTCHKIS AND WILEY FUNDS                    FIRSTAR MUTUAL FUND SERVICES, LLC


By: /s/ Nancy D. Celick                     By: /s/ Joe Redwine
   --------------------------------            ---------------------------------
   Nancy D. Celick                             Joe Redwine

Title: President                             Title: President

                                    EXHIBIT A
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                                   FUND NAMES

                    Separate Series of Hotchkis & Wiley Funds

Name of Series                                                     Date Added
--------------                                                 ----------------
Hotchkis and Wiley Large Cap Value Fund                        October 19, 2001
Hotchkis and Wiley Mid-Cap Value Fund                          October 19, 2001
Hotchkis and Wiley Cap Value Fund                              October 19, 2001
Hotchkis and Wiley Equity Fund For Insurance Companies         October 19, 2001

                                    EXHIBIT B
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                                  FEE SCHEDULE


Shareholder Account Fee (Subject to Minimum)
     No-Load - $15.00 per account
     Load Fund - $16.00 per account
     Money Market - $21.00 per account

     NSCC Network Level 3 Accounts - $11.00 per account per year

     Closed Accounts - $2.00 per account per year

Annual Minimum:
     $15,000 first class per fund
     $7,500 each additional class per fund
     $5,000 -- Equity Fund for Insurance Companies

Plus 1 basis point per year -- cap at $75,000 per fund family (excludes Equity Fund for Insurance Companies)

Activity Charges
     Telephone Call - $1.00 per call
     Draft Check Processing - $1.00 per draft
     Daily Valuation Trades - $6.75 per trade
     ACH Shareholder Services
         $125.00 per month per fund group
         $ .50 per ACH item, setup and/or change
         $5.00 per correction, reversal, return item

Plus out-of-pocket expenses, including but not limited to:
     - Telephone -- toll-free lines
     - Postage, Stationery, Envelopes
     - Programming, Special Reports
     - Insurance
     - Record Retention
     - Microfilm/fiche of records
     - Proxies, Proxy Services
     - ACH fees
     - NSCC charges
     - All other out-of-pocket expenses

Extraordinary services - quoted separately

Conversion Estimate -- $1.00-$4.00 per shareholder account, minimum $8,000 (if necessary)


                          SERVICE CHARGES TO INVESTORS

Qualified Plan Fees (Billed to Investors)
     - $12.50 /qualified plan acct (Cap at $25.00 per SSN)
     - $ 5.00 /education IRA acct (Cap at $25.00 per SSN)
     - $15.00 /transfer to successor trustee
     - $15.00 /distribution to participant (Excluding SWPs)
     - $15.00 /refund of excess contribution

Additional Shareholder Fees (Billed to Investors)
     - $15.00 /outgoing wire transfer
     - $15.00 /overnight delivery
     - $ 5.00 /telephone exchange
     - $25.00 /return check or ACH
     - $25.00 /stop payment
     - $ 5.00 /research request (For requested items of the second calendar year [or previous] to the request) (Cap at $25.00)

Fees and out-of-pocket expenses are billed to the fund monthly

                        FIRSTAR MUTUAL FUND SERVICES, LLC
                       SAMPLE OUT-OF-POCKET EXPENSE ITEMS*
                               PER ITEM ESTIMATES


Forms Costs
-  Statement Paper
-  #9, #10 Envelopes
-  Check/Statement Paper
-  Certificate
-  Wire Order Confirm (non-NSCC)
-  Firstar Fulfillment Envelope


Presort Postage (one ounce)

VRU Services -- Port Allocation
VRU Modifications -- Per Project

Shareholder System Select Request

Systems Development/Programming

Fund Group Addition

Fund Additions

Fund Group Restore

Lost Shareholder Search (Keane Tracers)

DAZL
-  Installation
-  Monthly
-  Price record transmission
-  Other record

NSCC Setup (Fund/SERV, Networking, Exchanges, ACATS, MF Profile, DCCS, TORA, Commission Settlement)

* This is a sample list only. Plus additional out-of-pocket items as required by the client.

-  $   .038/item
-  $   .043/item
-  $   .25 /item
-  $  1.00 /item
-  $   .22 /item
-  $   .25 /item

   $   .35 /item

$    14.00 per port per month
$   200.00 /hour

$   250.00 /request

$   150.00 /hour

$2,000.00 /fund group

$1,000.00 /fund or class

$1,000.00 /occurrence

$    3.00 /search


$5,000 installation
$1,000.00 /month
$     .015 /price record
$     .025 /record -- other records

$5,000.00 /fund group installation
Plus NSCC Transaction and Networking Charges

                                    EXHIBIT C
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT


                             AS OF PROCESSING POLICY

        FMFS will reimburse each Fund for any net material loss that may exist on the Fund's books and for which FMFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. FMFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. FMFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.